Exhibit 99.1

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Gregory R. Page, Cargill CEO, to Join Deere Board of Directors

MOLINE, Illinois (May 31, 2013) — Deere & Company (NYSE: DE) today announced that Gregory R. Page has been elected to its board of directors, effective June 1. He is chairman and chief executive officer of Cargill, Inc., an international producer and marketer of food, agricultural, financial and industrial products and services. Based in Minneapolis, Minnesota, the privately-held company employs about 140,000 people in 65 countries and has annual sales of more than $130 billion.

“As the leader of a global enterprise with a long record of success in the agricultural and food sectors, Greg brings a breadth of valuable experience to Deere as it addresses the world’s growing need for food, fuel and feed,” said Samuel R. Allen, Deere’s chairman and chief executive officer. “His insight and deep knowledge of the agricultural value chain are sure to make important contributions to our company. We are pleased he has agreed to join the Deere board.”

Page was named Cargill’s chief executive officer in June 2007 and chairman of the board of directors later that year. Earlier he served in a number of leadership roles at the company including president and chief operating officer and corporate executive vice president. His background, which spans nearly 40 years with the Cargill organization, includes assignments in Singapore and Thailand.

Under Page’s leadership, Cargill has seen significant growth and increasingly focused its operations on innovation and higher-value products. As well, Page has been a forceful advocate of his company’s longstanding commitment to ethical business practices and responsible corporate citizenship.

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Page grew up in Bottineau, North Dakota and earned a degree in economics from the University of North Dakota. He is a member of the boards of directors of Eaton Corporation and Carlson Companies. Page also is a national board member and former board chairman of Big Brothers Big Sisters of America.

With Page’s election, Deere & Company’s board totals 12 members, 11 of whom are not employees of the company. They are listed below:

•                  Crandall C. Bowles, Chairman, Springs Industries, Inc. and Chairman, The Springs Company;

•                  Vance D. Coffman, Retired Chairman, Lockheed Martin Corporation;

•                  Charles O. Holliday, Jr., Chairman of the Board, Bank of America Corporation;

•                  Dipak C. Jain, Professor of Marketing, INSEAD;

•                  Clayton M. Jones, Chairman and Chief Executive Officer, Rockwell Collins, Inc.;

•                  Joachim Milberg, Chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG;

•                  Richard B. Myers, Retired Chairman, United States Joint Chiefs of Staff and Retired General, United States Air Force;

•                  Thomas H. Patrick, Chairman, New Vernon Capital, LLC;

•                  Aulana L. Peters, Retired Partner, Gibson, Dunn & Crutcher LLP; and

•                  Sherry M. Smith, Executive Vice President and Chief Financial Officer, Supervalu, Inc.

Deere & Company is a world leader in providing advanced products and services and is committed to the success of those whose work is linked to the land – those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure. Since 1837, John Deere has delivered innovative products of superior quality built on a tradition of integrity. For more information, visit John Deere at its worldwide website at www.JohnDeere.com.

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